Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2013 on the audited consolidated financial statements of The National Security Group, Inc., which report appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Warren Averett, LLC

Birmingham, Alabama
April 19, 2013